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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):   February 20, 2001



                            BLUE WAVE SYSTEMS INC.
            (Exact name of registrant as specified in its charter)


   Delaware                        000-26858                    41-1425902
  (State of                    (Commission File                (IRS Employer
Incorporation)                      Number)               Identification Number)



                                2410 Luna Road
                                   Suite 132
                            Carrollton, Texas 75006
                   (Address of principal executive offices)



Registrant's telephone number, including area code:    972-277-4600
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Item 5.   Other Events.

     On February 20, 2001, Blue Wave Systems Inc. entered into a definitive agreement for the merger of Blue Wave and a wholly owned subsidiary of Motorola, Inc. The merger agreement, which is subject to customary regulatory and stockholder approvals, provides that each share of Blue Wave common stock would be exchanged for 0.3947 shares of Motorola common stock, provided that the average closing price for a share of Motorola common stock is less than or equal to $25.38, based on a twenty trading day average. If the average Motorola price per share is greater than $25.38, then the exchange ratio will be determined by dividing $10.02 by the average Motorola price per share as described above. If the average Motorola price per share is less than $20.77, then Blue Wave may exit the transaction without penalty unless Motorola agrees to issue additional shares to increase the transaction value to $135 million. In connection with the merger agreement, Motorola entered into an agreement with certain members of management of Blue Wave, who collectively beneficially own approximately 7.96% of the outstanding Blue Wave common stock, under which such persons have agreed to vote in favor of the transaction. In addition, Motorola and Blue Wave entered into an agreement whereby Motorola has been granted an option to acquire newly issued shares of Blue Wave common stock, in an amount equal to 19.9% of the currently outstanding Blue Wave common stock, under the conditions set forth in such agreement.

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits. The following are filed as Exhibits to this Report.
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     2.1            Agreement and Plan of Merger among Motorola, Inc., Earth
Acquisition Corporation and Blue Wave Systems Inc., dated as of February 20,
2001.

     99.1 Voting Agreement among Motorola, Inc., Blue Wave Systems Inc. and Rob N. Shaddock, John R. Forrest, Lynn J. Davis, John L. Rynearson, Richard J. Thompson, Malcolm Brownsell, M. Keith Burgess, Donald B. Crosbie and Kevin Parslow, dated as of February 20, 2001.

     99.2 Stock Option Agreement among Motorola, Inc. and Blue Wave Systems Inc., dated as of February 20, 2001.

     99.3 Blue Wave Systems Inc. Press Release dated February 21, 2001, announcing the merger agreement.

Item 9.   Regulation FD Disclosure.

     On February 21, 2001, Blue Wave issued a news release announcing that it had entered into a definitive agreement providing for the merger of Blue Wave and a wholly owned subsidiary of Motorola. The press release is attached as
Exhibit 99.3 to this Report.

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     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             BLUE WAVE SYSTEMS INC.



Date: February 23, 2001                      By:  /s/  Donald B. Crosbie
                                                  -----------------------
                                                  Donald B. Crosbie
                                                  Chief Financial Officer

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